EXHIBIT 99.(f)(1) Amendment to Deferred Compensation Plan

AMENDMENT
TO
DEFERRED COMPENSATION PLAN

This Amendment (“Amendment”) dated December 31, 2010 to the Westcore Trust Deferred Compensation Plan (As Amended and Restated Effective February 13, 2008 (the “Plan”)) is effective as of January 1, 2009.

WHEREAS, the Board of Trustees of the Westcore Trust (the “Board”) has adopted the Plan;

WHEREAS, the Plan may be amended by the Board pursuant to Section 7 of the Plan;

WHEREAS, the Board wishes to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as provided pursuant to Internal Revenue Service Notice 2010-6;

NOW, THEREFORE:

1.         Section 4(c) of the Plan is hereby replaced in its entirety with the following.

“If there is no beneficiary designation in effect at the Trustee's death or the designated beneficiary is dead at the Trustee's death, any amounts in the Trustee's Account or Accounts shall be paid in accordance with the Trustee’s Agreement or Redeferral Agreement, as applicable, to the Trustee’s personal representative or executor.  To the extent that any Agreement or Redeferral Agreement provides for a lump-sum payment if there is no beneficiary designation in effect at the Trustee's death, the designated beneficiary is dead at the Trustee's death, or upon the death of a beneficiary, such provision shall be disregarded.”

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

Jack D. Henderson, TRUSTEE	WESTCORE TRUST
By:/s/ Jasper R. Frontz
/s/ Jack D. Henderson	Name: Jasper R. Frontz
(Signature of Trustee)	Title: Treasurer & Chief Compliance Officer